Exhibit 99.1

For Immediate Release

For more information:

Jefferson Harralson

Chief Financial Officer

(864) 240-6208

Jefferson_Harralson@ucbi.com

UNITED COMMUNITY BANKS, INC. AND
AQUESTA FINANCIAL HOLDINGS, INC., THE PARENT OF AQUESTA BANK, ANNOUNCE MERGER AGREEMENT

GREENVILLE, SC – May 27, 2021 – United Community Banks, Inc. (NASDAQ: UCBI) (United) and Aquesta Financial Holdings, Inc. (OTC Pink: AQFH) (Aquesta) announced today a definitive agreement for United to acquire Aquesta, including its wholly-owned subsidiary, Aquesta Bank.

Aquesta is headquartered in Cornelius, North Carolina, a northern and fast-growing suburb of Charlotte, North Carolina situated on Lake Norman. It has a premier franchise with an experienced management team led by President and Chief Executive Officer Jim Engel, who founded Aquesta Bank in 2006. The bank’s high-touch customer service is delivered to retail and business customers through a network of nine branches located in Charlotte’s most attractive markets and also in the coastal city of Wilmington, North Carolina. Aquesta also has successful loan production offices in Raleigh, North Carolina, as well as Greenville and Charleston, South Carolina. As of March 31, 2021, Aquesta reported total assets of $752 million, with total loans of $576 million. Additionally, $586 million, or 92%, of its deposit base consists of non-CD core deposits.

“This transaction is consistent with our desire to expand into attractive and fast-growing markets that we know well,” said Lynn Harton, Chairman and Chief Executive Officer of United. “We have been investing in Charlotte over the past several years and have commercial banking and mortgage teams already in place. Aquesta is an exciting opportunity for us to increase our presence and accelerate our growth with a high-quality company that shares our values of customer service, employee engagement and community development.”

Jim Engel, President and Chief Executive Officer of Aquesta, stated, “From the beginning, we have focused on developing a business model with a focus on relationship banking in Charlotte and other key markets in the Carolinas, which are some of the most attractive and fastest growing markets in the Southeast and the country. We believe that we have been successful at that. However, to continue growing and becoming more profitable, we needed a partner who can provide us the opportunity to better serve our customers with a larger balance sheet and expanded products and services to offer. Our partnership with the United team provides just that, and I believe the synergies that exist between our companies will result in tremendous success for both sides.”

The transaction value is estimated at approximately $131 million, including approximately $12 million in value for outstanding options and warrants to acquire Aquesta common stock. The transaction structure includes an election for Aquesta stockholders to receive their consideration in cash, subject to a limitation that no more than 30% of the total consideration paid by United will be in cash. The stock portion of the merger consideration is based upon 0.6386 shares of United common stock being issued in exchange for each share of Aquesta common stock. The acquisition is expected to be accretive to United’s earnings per share by approximately $0.06 to $0.09 in 2022, depending upon the mix of United shares and cash elected by Aquesta stockholders and is consistent with United’s stated acquisition criteria pertaining to tangible book value and targeted internal rates of return. The transaction is expected to be completed in the fourth quarter of 2021 and is subject to customary conditions, including regulatory approval as well as the approval of Aquesta’s stockholders.

Hovde Group, LLC acted as financial advisor to United, and Nelson Mullins Riley & Scarborough LLP served as United’s legal advisor. Piper Sandler & Co. served as Aquesta’s financial advisor, and Wyrick Robbins Yates & Ponton LLP served as Aquesta’s legal advisor.

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ: UCBI) (United) provides a full range of banking, wealth management and mortgage services for relationship-oriented consumers and business owners. The company, known as “The Bank That SERVICE Built,” has been recognized nationally for delivering award-winning service. United has $18.6 billion in assets and 161 offices in Florida, Georgia, North Carolina, South Carolina and Tennessee along with a national SBA lending franchise and a national equipment lending subsidiary. In 2021, J.D. Power ranked United highest in customer satisfaction with retail banking in the Southeast, marking seven out of the last eight years United earned the coveted award. United was also named "Best Banks to Work For" by American Banker in 2020 for the fourth year in a row based on employee satisfaction. Forbes included United in its inaugural list of the World’s Best Banks in 2019 and again in 2020. Forbes also recognized United on its 2021 list of the 100 Best Banks in America for the eighth consecutive year. United also received five Greenwich Excellence Awards in 2020 for excellence in Small Business Banking, including a national award for Overall Satisfaction. Additional information about United can be found at www.ucbi.com.

About Aquesta Financial Holdings, Inc.

Aquesta Financial Holdings, Inc. (OTC Pink: AQFH) is the holding company for Aquesta Bank, a full-service bank with branches in Cornelius, Davidson, Huntersville, Mooresville, Charlotte, and Wilmington, North Carolina, and loan production offices in Raleigh, North Carolina, Charleston, South Carolina and Greenville, South Carolina. Aquesta Bank’s track record of superior growth and profitability has been built on its focus on its core values of passion, vision, caring, empowerment and togetherness. The Aquesta team applies these values in helping its clients, communities, and each other achieve success. Aquesta has been recognized as a leader in the communities it serves including, Best Work Place (2020) and Normy Award for Best Community Bank. Recently, Aquesta helped local businesses by being one of the top PPP loan producers in the country proportionate to its size, resulting in about 17,000 jobs being saved for small businesses across the Charlotte area.

Caution About Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In general, forward-looking statements usually may be identified through use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, and include statements related to the expected timing of the closing of the proposed transaction described in this press release (the “Merger”), the expected returns and other benefits of the Merger to shareholders, expected improvement in operating efficiency resulting from the Merger, estimated expense reductions resulting from the Merger and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the Merger on United’s capital ratios. Forward-looking statements are not historical facts and represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the Merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Merger of customer, supplier, employee or other business partner relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger agreement, (4) the failure to obtain the necessary approval by the stockholders of Aquesta, (5) the possibility that the costs, fees, expenses and charges related to the Merger may be greater than anticipated, (6) the ability of United to obtain required governmental approvals of the Merger, (7) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the Merger, (8) the failure of the closing conditions in the Merger agreement to be satisfied, or any unexpected delay in closing the Merger, (9) the risks relating to the integration of Aquesta’s operations into the operations of United, including the risk that such integration will be materially delayed or will be more costly or difficult than expected, (10) the risk of potential litigation or regulatory action related to the Merger, (11) the risks associated with United’s pursuit of future acquisitions, (12) the risk of expansion into new geographic or product markets, (13) the dilution caused by United’s issuance of additional shares of its common stock in the Merger, and (14) general competitive, economic, political and market conditions. Further information regarding additional factors which could affect the forward-looking statements can be found in the cautionary language included under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in United’s Annual Report on Form 10-K for the year ended December 31, 2020, and other documents subsequently filed by United with the U.S. Securities and Exchange Commission (“SEC”).

Many of these factors are beyond United’s and Aquesta’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this communication, and neither United nor Aquesta undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for United or Aquesta to predict their occurrence or how they will affect United or Aquesta.

United and Aquesta qualify all forward-looking statements by these cautionary statements.

IMPORTANT Information FOR SHAREHOLDERS AND INVESTORS

In connection with the Merger, United will file with the SEC a registration statement on Form S-4 that will include a Proxy Statement of Aquesta to be sent to Aquesta’s stockholders seeking their approval in connection with the Merger. The registration statement also will contain the prospectus of United to register the shares of United common stock to be issued in connection with the Merger. INVESTORS AND STOCKHOLDERS OF AQUESTA ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE A PART OF THE REGISTRATION STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY UNITED WITH THE SEC, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THE REGISTRATION STATEMENT AND THOSE OTHER DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT UNITED, AQUESTA AND THE MERGER.

The registration statement and other documents filed with the SEC may be obtained for free at the SEC’s website (www.sec.gov). You will also be able to obtain these documents, free of charge, from United at the “Investor Relations” section of United’s website at www.ucbi.com or from Aquesta at the “Investor Relations” section of Aquesta’s website at www.aquesta.com. Copies of the definitive proxy statement/prospectus will also be made available, free of charge, by contacting United Community Banks, Inc., P.O. Box 398, Blairsville, GA 30514, Attn: Jefferson Harralson, Telephone: (864) 240-6208, or Aquesta Financial Holdings, Inc., 19510 Jetton Road, Cornelius, North Carolina 28031, Attn: Kristin Couch, Telephone: (704) 439-4325.

This communication does not constitute an offer to sell, the solicitation of an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is also not a solicitation of any vote or approval with respect to the Merger or otherwise.

PARTICIPANTS IN THE TRANSACTION

United, Aquesta, Aquesta Bank and certain of their respective directors and executive officers, under the rules of the SEC may be deemed to be participants in the solicitation of proxies from Aquesta’s stockholders in favor of the approval of the Merger. Information about the directors and officers of United and their ownership of United common stock can also be found in United’s definitive proxy statement in connection with its 2021 annual meeting of shareholders, as filed with the SEC on March 30, 2021, and other documents subsequently filed by United with the SEC. Information about the directors and executive officers of Aquesta and their ownership of Aquesta’s capital stock, as well as information regarding the interests of other persons who may be deemed participants in the transaction, may be obtained by reading the Proxy Statement/Prospectus regarding the Merger when it becomes available. Free copies of this document may be obtained as described above.